UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2020

Plug Power Inc.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

968 Albany Shaker Road, Latham, New York 12110
(Address of principal executive offices)	(Zip Code)

(518) 782-7700

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PLUG	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger – United Hydrogen Group Inc.

On June 18, 2020, Plug Power Hydrogen Holdings, Inc. (the “Buyer”), a Delaware corporation and wholly-owned and direct subsidiary of Plug Power Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “UHG Merger Agreement”) with UHG Merger Sub, Inc., a Delaware corporation and wholly-owned and indirect subsidiary of the Company (“Merger Sub,” and together with the Buyer, the “UHG Acquiring Parties”), United Hydrogen Group Inc., a Delaware corporation (“UHG”), and Vladimir Prerad, as the representative of the stockholders of UHG. On June 18, 2020, pursuant to the UHG Merger Agreement, Merger Sub merged with and into UHG (the “UHG Merger”), with UHG as a surviving corporation in the UHG Merger. At the effective time of the UHG Merger, each share of common stock of UHG was converted into the right to receive (A) a number of shares of the Company’s common stock, par value $0.01 (“Common Stock”), equal to approximately $1,679 and (B) a contingent right to a portion of certain earn-out payments.

Total consideration paid by the Company in connection with the UHG Merger was approximately $65 million and consisted of: approximately $19.7 million of Common Stock (or 4,430,076 shares) issued to stockholders of UHG and certain lenders to UHG; the assumption of $16.4 million of UHG indebtedness by the surviving company and guaranteed by the Company at closing; the payment of approximately $18 million of cash to certain lenders of UHG to satisfy additional indebtedness; the cancellation of a promissory note issued by UHG and owned by the Company in an amount equal to $8.0 million; a potential earn out and other deferred payments aggregating $1.5 million (payable in cash, Common Stock or a combination); approximately $1.0 million for certain real property; and approximately $1 million relating to holdbacks and UHG transaction expenses. The UHG Merger Agreement contains customary representations, warranties and covenants of Buyer and the UHG Acquiring Parties.

The foregoing description of the UHG Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the UHG Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Agreement and Plan of Merger – Giner ELX, Inc.

On June 22, 2020, the Company, Giner ELX, Inc., a Delaware corporation (the “Giner ELX”), Giner ELX Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company (“ELX LLC”), Giner ELX Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of ELX LLC (“ELX Merger Sub” and together with ELX LLC and the Company, the “Giner ELX Acquiring Parties”), and Giner, Inc., as the representative of the Stockholders of Giner ELX, entered into an Agreement and Plan of Merger (the “Giner ELX Merger Agreement”). On June 22, 2020, pursuant to the Giner ELX Merger Agreement, in a series of integrated steps, ELX Merger Sub merged with and into Giner ELX, and immediately thereafter, Giner ELX merged with and into ELX LLC (collectively, the “Giner ELX Merger”), and the separate corporate existences of each of ELX Merger Sub and Giner ELX thereupon ceased, and ELX LLC survived as an indirect wholly owned subsidiary of the Company.

At the effective time of the Giner ELX Merger, each share of common stock of Giner ELX was converted into the right to receive (A) a number of shares of Common Stock equal to approximately $144, plus (B) cash equal to approximately $183 and (C) a contingent right to certain earn-out payments based on future activity.

Total consideration paid by the Company in connection with the Giner ELX Merger was approximately $58 million and consisted of: $15.9 million of Common Stock (or 3,458,254 shares), approximately $20.5 million of cash paid to Giner ELX stockholders; approximately $5 million of cash was paid in respect of certain indebtedness and certain transaction costs; and a potential earn out and other deferred payments aggregating $16 million (payable in cash, Common Stock or a combination). In 2024, Giner ELX stockholders are also eligible to receive up to $10 million of warrants for Common Stock, exercisable for 2-years, based on specified revenue at ELX LLC exceeding certain targets assumed for 2023.

The Giner ELX Merger Agreement contains customary representations, warranties and covenants of Giner ELX and the Giner ELX Acquiring Parties.

The Company has agreed, (A) within 60 days after the closing of the Giner ELX Merger and (B) within as promptly as reasonably practicable following the time any earn-out shares are issued and in any event within 60 days of each such issuance, to file with the Securities and Exchange Commission either a prospectus supplement to the Company’s existing shelf registration statement or a registration statement (the “Resale Registration Statement”) registering the resale of certain shares of Common Stock issued to the Giner ELX stockholders (the “Resale Holders”) in the Giner ELX Merger. The Company has agreed to use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the fling thereof. The Resale Holders have agreed, with limited exception, not to (i) offer, pledge, sell, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock issued in the Giner ELX Merger or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock issued in the Giner ELX Merger, within 60 days after the closing of the Giner ELX Merger.

Generate Loan Amendments

On June 18, 2020, the Company and its subsidiaries, Emerging Power Inc., a Delaware corporation (“Emerging”), and Emergent Power Inc., a Delaware corporation (“Emergent”), entered into a Seventh Amendment (the “Seventh Amendment”) to the Loan and Security Agreement, dated as of March 29, 2019, as amended (the “Loan Agreement”), with Generate PPL SPV I, LLC, as assignee of Generate Lending, LLC, a Delaware limited liability company (“Generate”). The Seventh Amendment amends the Loan Agreement to, among other things, (i) permit the acquisition of UHG by the Company, including the payment of certain earn-out payments in connection therewith, (ii) permit the acquisition from United Hydrogen, Inc. of certain real estate used by UHG, (iii) permit the guarantee, amendment and extension of certain of the existing debt of UHG, subject to the subordination thereof to the indebtedness under the Loan Agreement, (iv) add additional change of control triggers related to ownership by the Company of UHG and of Plug Power Hydrogen Holdings, Inc., a subsidiary of the Company and the direct parent of UHG, (v) add an additional covenant restricting certain capital expenditures made by the Company from and after the date that is twelve months following the date of the Seventh Amendment, which restrictions include a $20 million per year cap on certain capital expenditures (other than maintenance capital expenditures,  capital expenditures financed with the cash proceeds of permitted indebtedness or equity issuances and other permitted investments) and (vi) add an additional event of default triggered by the revocation, invalidation, or cessation any subordination agreement purporting to provide indebtedness under the Loan Agreement priority over other certain other debt of the Company and its subsidiaries.

On June 22, 2020, the Company, Emerging and Emergent entered into an Eighth Amendment (the “Eighth Amendment”) to the Loan Agreement with Generate. The Eighth Amendment amends the Loan Agreement to, among other things, (i) permit the acquisition of Giner ELX by the Company, including the payment of certain earn-out payments in connection therewith, (ii) add additional change of control triggers related to ownership by the Company of Giner and ELX LLC, (iii) amend the amortization schedule of the term loans and to provide for the further amendment of the amortization schedule concurrently with any additional borrowings by the Company under the Loan Agreement, and (iv) provide for Generate’s agreement to lend to the Company $50 million in incremental term loans between July 16, 2020 and December 31, 2020 in the following amounts: (a) on July 16, 2020, if the 7.50% Convertible Senior Notes due 2023 issued by Plug Power, with a stated maturity date of January 5, 2023 (the “2023 Notes”) have been paid in full, including upon conversion, on or prior to July 15, 2020, $25 million and, if the 2023 Notes have not been paid in full on or prior to July 15, 2020, the lesser of $25 million and $200 million minus the amount of secured debt of the Company outstanding on July 15, 2020; (b) on October 16, 2020, if the 2023 Notes have been paid in full, including upon conversion, on or prior to October 15, 2020, $25 million and, if the 2023 Notes have not been paid in full on or prior to October 15, 2020, the lesser of $12.5 million and $200 million minus the amount of secured debt of the Company outstanding on July 15, 2020; (c) on December 16, 2020, if the 2023 Notes have not been paid in full on or prior to October 15, 2020, the lesser of $12.5 million and $200 million minus the amount of secured debt of the Company outstanding on December 15, 2020; and (d) on December 31, 2020, $50 million minus the amount under the preceding clauses (a) and (b).  Generate’s agreement to lend, and the Company’s agreement to request, those incremental term loans are subject to customary terms and conditions, including that no default or event of default exist and other conditions consistent with the conditions precedent to term loans that Generate has already made under the Loan Agreement.

The foregoing descriptions of the Seventh Amendment and the Eighth Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Seventh Amendment and Eighth Amendment, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K under the section titled “Generate Loan Amendments” is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K under the sections “Agreement and Plan of Merger – United Hydrogen Group Inc.” and “Agreement and Plan of Merger – Giner ELX, Inc.” is incorporated by reference into this Item 3.02. The 4,430,076 shares of Common Stock issued in connection with the UHG Merger and the 3,458,254 shares of Common Stock issued in the Giner ELX Merger were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

Item 7.01.	Regulation FD Disclosure.

On June 23, 2020, the Company issued a press release in which, among other things, it announced that it had entered into the UHG Merger Agreement and the Giner ELX Merger Agreement. A copy of the press release is attached to this Current Report as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

On June 23, 2020, the Company will be hosting a conference call at 1 p.m. Eastern time to discuss the UHG Merger and the Giner ELX Merger. The conference call will be broadcast through the Company’s website at www.plugpower.com. A copy of the presentation that will be used during the conference call is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information set forth in or incorporated by reference into this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated June 18, 2020, by and among Plug Power Hydrogen Holdings, Inc., UHG Merger Sub, Inc., United Hydrogen Group Inc. and Vladimir Prerad, as the representative of the stockholders of United Hydrogen Group Inc.
2.2	Agreement and Plan of Merger, dated June 22, 2020, by and among Plug Power Inc., Giner ELX, Inc., Giner ELX Sub, LLC, Giner ELX Merger Sub, Inc. and Giner, Inc., as the representative of the stockholders of Giner ELX, Inc.
99.1	Press Release, dated June 23, 2020, issued by Plug Power Inc.
99.2	Presentation of Plug Power Inc. dated June 23, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: June 23, 2020	By:	/s/ Paul Middleton
Paul Middleton
Chief Financial Officer